EXHIBIT A


                                MERGER AGREEMENT


         THIS MERGER AGREEMENT (the "Agreement") is dated as of the ____ day of_________, 2000, by and between Six Rivers National Bank, a national banking association with its head office in Eureka, California ("SRNB") and NVB Interim National Bank ("New Bank"), a national interim banking association formed as a wholly-owned subsidiary of North Valley Bancorp, a California corporation ("NVBancorp") solely to facilitate the transactions contemplated by this Agreement, as provided below. SRNB and New Bank are hereinafter sometimes collectively referred to as the "Merging Institutions."

         This Agreement is being entered into pursuant to the Agreement and Plan of Reorganization and Merger dated as of October 3, 1999 (the "Plan of Reorganization") by and among NVBancorp, SRNB and New Bank.

         In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         Section 1.1. "Effective Date" means the date at which the transactions contemplated by this Agreement become effective as determined by the certificate approving the Merger to be issued by the Office of the Comptroller of the Currency (the "OCC").

         Section 1.2. "New Bank Common Stock" means the common stock, par value $5.00 per share, of New Bank owned by NVBancorp.

         Section 1.3. "SRNB" means the common stock, par value $5.00 per share, of SRNB.

         Section 1.4. "The Merger" means the merger of SRNB with and into New Bank, as provided in Section 2.1 of this Agreement.

         Section 1.5. "Surviving Bank" means New Bank as the institution surviving the Merger.

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                                   ARTICLE 2.

                               TERMS OF THE MERGER

         Section 2.1. THE MERGER. Subject to the terms and conditions set forth in the Plan of Reorganization, on the Effective Date, SRNB shall be merged with and into New Bank, with New Bank as the Surviving Bank, under the national bank charter number and name of "Six Rivers National Bank," as determined by the OCC, and each of the outstanding shares of SRNB Common Stock shall and without any action on the part of SRNB be canceled and be converted into shares of common stock of the Surviving Bank, all of which shall be owned by NVBancorp.

         Section 2.2. ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF SURVIVING BANK. On the Effective Date and until thereafter amended in accordance with law, the Articles of Association of the Surviving Bank shall be the same as the Articles of Association of SRNB as in effect on the Effective Date. Until altered, amended or repealed as provided herein and in the Articles of Association of the Surviving Bank, the Bylaws of the Surviving Bank shall be the same as the Bylaws of SRNB as in effect on the Effective Date. The main office of the Surviving Bank shall be the main office of SRNB as of the Effective Date, and all corporate acts, plans, policies, contracts, approvals and authorizations of SRNB and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Bank and shall be as effective and binding as of the Effective Date as the same had been with respect to SRNB and New Bank, respectively.

         Section 2.3. EFFECT OF MERGER. On the Effective Date of the Merger, the corporate existence of SRNB and New Bank shall be consolidated into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be a continuation in entity and identity of SRNB and New Bank. All rights, franchises and interests of SRNB and New Bank, respectively, in and to any type of property and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SRNB and New Bank, respectively, as of the Effective Date.

         Section 2.4. LIABILITIES OF THE SURVIVING BANK. On the Effective Date, the Surviving Bank shall be liable for all liabilities of SRNB and New Bank. All deposits, debts, liabilities and obligations of SRNB and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of

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SRNB or New Bank, as the case may be, shall be those of the Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either SRNB or New Bank shall be preserved unimpaired.

                                   ARTICLE 3.

                              CONVERSION OF SHARES

         Section 3.1. CONVERSION OF SRNB COMMON STOCK. On the Effective Date, each share of SRNB Common Stock, issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of Common Stock of North Valley Bancorp ("NVBancorp Common Stock") in accordance with the Plan of Reorganization.

         Section 3.2. EXCHANGE OF SHARES. On or immediately prior to the Effective Date, in accordance with the Plan of Reorganization, NVBancorp shall make available shares of its Common Stock in sufficient amount to effect the Merger. As soon as practicable after the Closing Date (as defined in Section 9 of the Plan of Reorganization), the Exchange Agent (as defined in the Plan of Reorganization) will send to each shareholder of SRNB a letter of transmittal for use in exchanging such holder's stock certificate(s) for shares of NVBancorp Common Stock. Each shareholder of SRNB shall be entitled to receive NVBancorp Common Stock for such holder's shares only upon surrender of the certificates representing such holder's shares of SRNB Common Stock or after providing an appropriate Affidavit of Lost Certificate and Indemnity Agreement and/or a bond as may be required in each case by the Exchange Agent. Until so surrendered, each SRNB Common Stock certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the amount of NVBancorp Common Stock to be exchanged therefor pursuant to the Plan of Reorganization.

         Section 3.3. DISSENTING SHARES. Each share of SRNB Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenters' rights of appraisal by following the procedures set forth in the National Bank Act is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his certificates representing shares of SRNB Common Stock for the NVBancorp Common Stock and otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the NVBancorp Common Stock pursuant to
Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the National Bank Act. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the National Bank Act, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the National Bank

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Act. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter's rights under the applicable provisions of the National Bank Act, such Dissenting Shares shall be converted into the right to receive the NVBancorp Common Stock in accordance with the provisions of Section 3.1.

         Section 3.4. NEW BANK COMMON STOCK. On the Effective Date, the shares of New Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be converted automatically and without any action on the part of the holders thereof into ______ shares of common stock of the Surviving Bank. The shares of common stock of the Surviving Bank into which such New Bank Common Stock are converted shall represent ownership of 100% of the issued and outstanding capital stock of the Surviving Bank, all of which shall be owned by NVBancorp.

                                   ARTICLE 4.

                                  MISCELLANEOUS

         Section 4.1. CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles 7 and 8 of the Plan of Reorganization.

         Section 4.2. TERMINATION. This Agreement shall be terminated upon the termination of the Plan of Reorganization in accordance with Article 12 thereof; provided, that any such termination of this Agreement shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

         Section 4.3. AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

         Section 4.4. SUCCESSORS. This Plan shall be binding on the successors of New Bank and SRNB.


         IN WITNESS WHEREOF, New Bank and SRNB have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


                                         NVB INTERIM NATIONAL BANK
Attest:

___________________                      By: __________________________________


                                         SIX RIVERS NATIONAL BANK
Attest:

___________________                      By: __________________________________

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